FOR IMMEDIATE RELEASE
                                                      ---------------------

Bethlehem, PA, October 17 -- Union Pacific Corporation increased its third quarter income from continuing operations 32 percent, from $160 million in 1995 to $211 million in 1996. Third quarter net income rose 16 percent, from $237 million to $275 million. Net income included income from Union Pacific Resources, which is being reported as a discontinued operation.

     Union Pacific Railroad increased its third quarter operating income 11 percent to $433 million on the strength of both revenue growth and productivity improvements. Total carloadings were up 3 percent, from 1.47 million to 1.51 million units, with gains in four of the six major commodity groups. These increases more than offset a weakness in agricultural products, primarily corn. The Railroad's operating ratio improved 2.0 percentage points, from 76.9 in the third quarter of 1995 to 74.9 in 1996. Its net income rose 17 percent to $259 million. The Southern Pacific was merged with Union Pacific on September 11, 1996, and its earnings offset the higher interest cost associated with the acquisition. Southern Pacific results will be fully consolidated with Union Pacific, effective October 1, 1996.

     While Overnite Transportation had a third quarter loss of $4 million, compared with a loss of $2 million in 1995 (before goodwill of $5 million in both quarters), results showed an improving trend through the quarter. Total tonnage declined 12 percent, but average prices increased 8 percent, as the company focused on improving its lower-margin business.

     Union Pacific's share of third quarter income reported from Union Pacific Resources was $64 million, compared with $77 million in 1995. (Earnings in the third quarter of 1996 reflected only 83 percent of Resources' income, compared with 100 percent in the prior year). This is the last quarter in which UP Resources' income will be reported with Union Pacific. On October 15, Union Pacific Corporation distributed shares of Union Pacific Resources on a tax-free basis to UP shareholders, using a ratio of .846946 of a share of Resources' common stock for each UP common share held.

     Union Pacific Corporation reported earnings of $675 million in the first nine months of 1996, compared with $652 million last year. Income from continuing operations in the first nine months of l996 was $504 million, compared with $440 million in 1995. Union Pacific Railroad earned $660 million, up 4 percent; Overnite had a loss of $22 million, compared to a loss of $6 million (before goodwill of $15 million in both periods); and Union Pacific Resources, the corporation's discontinued operation, earned $171 million, compared to $212 million in 1995.

     "We were pleased with the corporation's strong financial results," said Drew Lewis, chief executive officer. "When combined with the spin-off of our Resources company and the completion of our Southern Pacific merger, it was a great quarter on all fronts for Union Pacific."

     An income statement for the third quarter and first nine months is attached.

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           UNION  PACIFIC  CORPORATION  AND  SUBSIDIARY  COMPANIES
                      STATEMENT OF CONSOLIDATED INCOME
                        Periods Ended September 30
               (Dollars in Millions Except Per Share Amounts)
                               (Unaudited)

    Third Quarter                                          Year-to-Date
 1996   1995  Pct Chg                                   1996   1995  Pct Chg
 ----   ----  -------                                   ----   ----  -------

$1,996 $1,974  +  1   Operating Revenues.............. $5,976 $5,512   +  8
 1,577  1,595  -  1   Operating Expenses..............  4,903  4,517   +  9
------ ------ -------                                  ------ ------ -------
   419    379  + 11   Operating Income................  1,073    995   +  8
    52     35  + 49   Other Income - Net .............    102    105   -  3
  (115)  (127) -  9   Interest Expense................   (346)  (328)  +  5
   (24)   (26) -  8   Corporate Expenses..............    (75)   (80)  -  6
------ ------ -------                                  ------ ------ -------
   332    261  + 27   Income Before Income Taxes......    754    692   +  9
  (121)  (101) + 20   Income Taxes....................   (250)  (252)  -  1
------ ------ -------                                  ------ ------ -------
   211    160  + 32   Income From Continuing Operation    504    440   + 15
    64     77  - 17   Discontinued Operations a)......    171    212   - 19
------ ------ -------                                  ------ ------ -------
  $275   $237  + 16   Net Income......................   $675   $652   +  4
====== ====== =======                                  ====== ====== =======
                      Earnings Per Share:
 $1.00  $0.78  + 28   Income From Continuing Operation  $2.42  $2.14   + 13
  0.30   0.37  - 19   Discontinued Operations a)......   0.82   1.03   - 20
------ ------ -------                                  ------ ------ -------
 $1.30  $1.15  + 13   Net Income......................  $3.24  $3.17   +  2
====== ====== =======                                  ====== ====== =======

  N/A    N/A      -   Average Shares Outstanding (MM).  208.5  205.8   +  1


a) In September 1996 the Corporation declared a special dividend of its remaining 83% ownership of Union Pacific Resources Group Inc. (UPRG) to shareholders of record on September 26, 1996. The dividend was paid October 15, 1996. Income from discontinued operations includes the Corporation's share of UPRG's income through the record date of the special dividend.